Exhibit 4.65

Supplementary Agreement

This Supplementary Agreement (“Supplementary Agreement”) is entered into by and among the following parties in Beijing, China on October     , 2020:

1.

Yinchuan Chuanxi Technology Co., Ltd., a limited liability company incorporated and existing under the laws of China, having its registered address at: Room 1417, 15A/F, Building 1, Phase 3 of Yinchuan iBi Yucheng Center, No. 490 Ning’an Street, Jinfeng District, Yinchuan City, Ningxia (“Target Company”);

2.

Ningxia Fengyin Enterprise Management Consulting LLP, a limited partnership incorporated and existing under the laws of China, having its registered address at: Room 1418, 15A/F, Building 1, Phase 3 of Yinchuan iBi Yucheng Center, No. 490 Ning’an Street, Jinfeng District, Yinchuan City, Ningxia (“Transferor”); and

3.

Pintec (Yinchuan) Technology Co., Ltd., a limited liability company incorporated under the laws of China, having its registered address at: Room 1410, 15A/F, Building 1, Phase 3 of Yinchuan iBi Yucheng Center, Yinchuan City, Ningxia (“Transferee”).

The parties above are referred to individually as a “Party” and collectively as the “Parties”.

Whereas:

(1)

The Parties entered into the Equity Interest Transfer Agreement on Yinchuan Chuanxi Technology Co., Ltd., as shown in Appendix I hereto, on October 2020 (“Equity Interest Transfer Agreement” or “Original Agreement”).

(2)

According to the Equity Interest Transfer Agreement, the Transferor agrees to sell to the Transferee the 100% equity interests held by the Transferor in the Target Company (“Target Equity Interests”), and the Transferee agrees to acquire the Target Equity Interests from the Transferor at the total equity interest transfer consideration of RMB 400,000,000 (“Transfer Consideration”).

(3)

To reach a further agreement on the payment of the Transfer Consideration of Target Equity Interests, the Parties agree to make the following arrangement through negotiation to supplement relevant provisions in the Original Agreement.

Now therefore, the Parties agree to reach the Supplementary Agreement as follows with respect to relevant matters in the Original Agreement:

1	Transfer Consideration

The Parties agree to modify and adjust the provisions on the Transfer Consideration provided in Article 3.1 of the Original Agreement, so that the Transferee shall pay the Transfer Consideration to the Transferor as follows:

1.1

Grant of Warrants. Within two (2) Working Days following the Closing Date (defined in the Equity Interest Transfer Agreement) or the date when the Transferee receives the certificate of incorporation of the overseas entity (“Warrant Holder”) designated by the Transferor (whichever is latter), the Transferee shall cause the Cayman Company to grant the warrant in the format and with the content shown in Appendix II to the Warrant Holder (“Warrant”). Under the Warrant, the Warrant Holder has the right (but no obligation) to subscribe to a certain number of American Depositary Shares (“ADS”, every ADS representing 7 series A ordinary shares of the Cayman Company with the face value of USD 0.000125 per share) of the overseas Affiliate, Pintec Technology Holdings Limited (“Cayman Company”), of the Transferee by exercising the Warrant in whole or in part in accordance with the conditions and methods provided in the Warrant, hence becoming a shareholder of the Cayman Company. Other core provisions of the Warrant shall include: (i) the number of series A ordinary shares of the Cayman Company (“Target Shares of the Cayman Company”) that may be subscribed upon each exercise of the Warrant shall be the quantity calculated by using the following formula (320,036,576 series A ordinary shares, subject to the adjustment provided in the Warrant): subject to the provisions of the Warrant, USD amount (at the ratio of 6.73:1 between RMB and USD, i.e. not greater than USD 59,435,364) equivalent to the RMB amount that is determined by the Warrant Holder and not greater than the Transfer Consideration (i.e. not greater than RMB 400,000,000), divided by agreed per-ADS unit price (i.e. USD 1.30, subject to the adjustment provided in such Warrant), multiplied by the number of series A ordinary shares represented by one ADS (i.e. 7 shares, subject to the adjustment provided in such Warrant); (ii) the exercise consideration for subscribing to the Target Shares of the Cayman Company shall be the minimum unit price permitted under law (i.e., the face value USD 0.000125 of series A ordinary shares); (iii) unless otherwise provided by the Warrant, the exercise period of the Warrant shall expire on the earlier of (x) the third (3) anniversary of the Closing Date, or (y) the date when the Warrant is fully exercised (“Warrant Exercise Period”).

1.2

Exercise of the Warrant. The Warrant Holder has the right to exercise, in whole or in part, the Warrant for one or more times during the Warrant Exercise Period at its own discretion. When intending to exercise the Warrant, the Warrant Holder shall send an exercise notice (“Exercise Notice”) to the Cayman Company, stating the number of Target Shares of the Cayman Company to be subscribed to by the Warrant Holder. From the date when the Cayman Company issues the subscribed Target Shares of the Cayman Company to the Warrant Holder, it shall be deemed that the Transferee has paid the corresponding Transfer Consideration calculated in accordance with Article 1.1 of this Supplementary Agreement by issuing the Target Shares of the Cayman Company to the Transferor through the Cayman Company.

1.3

Payment of Transfer Consideration. If, upon or prior to the expiration of the Warrant Exercise Period, the Warrant Holder has fully exercised the Warrant to subscribe to and obtain all the Target Shares of the Cayman Company under the Warrant, the Transferee does not need to pay any Transfer Consideration to the Transferor. If, upon the expiration of the Warrant Exercise Period, the Warrant Holder has not exercised or fully exercised the Warrant, the Transferee shall, within twenty (20) days from the expiration of the Warrant Exercise Period, pay the Transferor the consideration calculated by using the following formula (“Outstanding Cash Consideration”) and outstanding interests calculated in accordance with Article 1.4 of this Supplementary Agreement. The Warrant Holder may separately extend, in writing, the Warrant Exercise Period to a longer period.

Upon the occurrence of the following circumstances (“Serious Event of Default”), the Transferor has the right to require the Transferee to pay the Outstanding Cash Consideration prior to the expiration of the Warrant Exercise Period, and the Transferee shall, within twenty (20) days from receiving a written notice from the Transferor, make full payment of the Outstanding Cash Consideration to the Transferor; from the date when the Transferee makes full payment of the Outstanding Cash Consideration and corresponding outstanding interests, the Warrant not exercised or not fully exercised shall be terminated automatically:

(1)

The Transferee and/or Cayman Company seriously violate/violates the provisions of the Warrant, preventing the Warrant Holder from exercising its rights granted under the Warrant for subscribing to the shares of the Cayman Company;

(2)	The Transferee fails to use the cash in the account of the Target Company for the purpose separately agreed in writing between the Transferor and the Transferee;

(3)

The Transferee fails to provide the equity interest pledge security in the manner separately agreed in writing between the Transferor and Transferee, and fails to correspondingly pledge the equity interests within twenty (20) days upon being requested in writing by the Transferor;

(4)	Other Serious Events of Default (if any) separately agreed in writing between the Transferor and the Transferee.

Outstanding Cash Consideration = RMB 400,000,000 - (Number of Target Shares of the Cayman Company obtained by the Warrant Holder by exercising such Warrant / 7 * USD 1.30 * fixed exchange rate 6.73; for the avoidance of doubt, the number (7) of Target Shares of the Cayman Company represented by one ADS and the per-ADS unit price (USD 1.30) shall be subject to the adjustment provided in such Warrant.

1.4

Interests on Delayed Transfer Consideration. During the Warrant Exercise Period, without the consent of the Transferor, the Transferee shall not make early payment in cash for the Transfer Consideration in full or in part. The Parties further agree that the Transferee shall pay interests on the Outstanding Cash Consideration to the Transferor in accordance with the following provisions: Within five (5) Working Days following the end of each quarter, pay the interests for the quarter on the Outstanding Cash Consideration at the annual single interest rate of 8.75% (“Interests on Transfer Consideration”). For the avoidance of doubt, the Interests on Transfer Consideration for each quarter equals the sum of interests on every RMB of the Outstanding Cash Consideration in the quarter (“Per-RMB Interests on Transfer Consideration”), where the Per-RMB Interests on Transfer Consideration is calculated by using the following formula:

A=B*8.75%/365, where,

A refers to the Per-RMB Interests on Transfer Consideration; and

B refers to the number of days pending payment (or deemed payment in accordance with this Supplementary Agreement) to the Transferor of the RMB of the Outstanding Cash Consideration during the quarter.

1.5

If the Transferee pays the corresponding Transfer Consideration to the account designated by the Transferor in accordance with this Supplementary Agreement, or the Cayman Company issues corresponding Target Shares of the Cayman Company to the Warrant Holder in accordance with the Warrant, it shall be deemed that the Transferee has fully performed its obligations of paying the corresponding amount to the Transferor.

2	Miscellaneous

2.1	This Supplementary Agreement shall become effective as of the date of execution by the Parties.

2.2	The appendices hereto are an integral part of this Supplementary Agreement, and have equal legal effect as this Supplementary Agreement.

2.3	Any supplements or amendments to this Supplementary Agreement shall be made in writing.

2.4

This Supplementary Agreement, as an integral part of the Original Agreement, supplements the Original Agreement as a “Transaction Document” provided in the Original Agreement. The Parties acknowledge that, among the Parties to this Supplementary Agreement, in the event of a conflict between any provisions of the Original Agreement and the provisions of this Supplementary Agreement, this Supplementary Agreement prevails; in the absence of provisions in this Supplementary Agreement, the provisions of the Original Agreement shall be followed. The invalidity or unenforceability of any portion or provision of this Supplementary Agreement for any reason shall not affect the validity of other portions or provisions.

2.5	Neither Party may transfer its rights or obligations under this Supplementary Agreement to a third party without the prior written consent of other Parties.

2.6	Unless otherwise specifically described or defined herein, terms used in this Supplementary Agreement shall have the same meanings as in the Original Agreement.

2.7	This Supplementary Agreement is made in Chinese in three (3) counterparts, each Party holding one (1) counterpart.

[The following of this page is left blank; the signature page follows]

IN WITNESS WHEREOF, the Parties have signed this Supplementary Agreement on the date first written above.

Target Company:

Yinchuan Chuanxi Technology Co., Ltd. (Seal)

/s/ Yinchuan Chuanxi Technology Co., Ltd.

Signature:	/s/ Ning Xu
Name:	Xu Ning
Title:	Legal representative

Signature Page

IN WITNESS WHEREOF, the Parties have signed this Supplementary Agreement on the date first written above.

Transferor:

Ningxia Fengyin Enterprise Management Consulting LLP (Seal)

/s/ Ningxia Fengyin Enterprise Management Consulting LLP

Signature:	/s/ Xiaojia Li
Name:	Xiaojia Li
Title:	Executive partner/authorized representative

Signature Page

IN WITNESS WHEREOF, the Parties have signed this Supplementary Agreement on the date first written above.

Transferee:

Pintec (Yinchuan) Technology Co., Ltd. (Seal)

/s/ Pintec (Yinchuan) Technology Co., Ltd.

Signature:	/s/ Xiaofeng Cui
Name:	Xiaofeng Cui
Title:	Executive partner/authorized representative

Signature Page

Appendix I

Equity Interest Transfer Agreement on Yinchuan Chuanxi Technology Co., Ltd.

Appendix

Attachment II

Warrant

Appendix